                                                                    Exhibit 10.6

December 17, 2004

[*]

[*]

RE:   Purchase Offer
            [*]

Gentlemen:

     The  purpose  of this  letter  ("Letter")  is to set  forth  the  terms and conditions under which Teton Petroleum Company ("Teton") proposes to acquire the
[*] from [*] ("[*]"). Teton and [*] may be referred to individually as a "Party"
or collectively as the "Parties" and the potential  transaction  contemplated by this Letter may be referred to as the "Transaction."

     Teton hereby  offers to purchase on the terms and  conditions  set forth in this Letter all of the  leasehold  interests of [*] in the [*] Project  covering
[*] net acres (the Leases"), as more particularly described on Exhibit A to this
Letter.  If [*] accepts this offer in the space provided below, this Letter will be a legally binding contract among the Parties, although Teton anticipates that the Parties solely for their  convenience  may execute a more detailed  purchase and sale  agreement.  As explained  below,  the  purchase and sale  contemplated herein is subject to the approval of Teton's board of  directors,  but it is not subject to execution of a detailed purchase and sale agreement.

     1.  Consideration.  The  consideration  for the Transaction is the retained overriding royalty ("ORRI"),  the mutual agreed written contractual  obligations between the parties and the following  Cash and Stock  Consideration.  The total
Cash and Stock Consideration shall be $[*] ([*] x $[*]/per net acre), subject to adjustment as provided below. Teton shall tender its company check in the amount of  $25,000.00 to [*] upon  execution of this Letter by [*],  which shall not be returned  or  refunded  to Teton  under any  circumstances,  but which  shall be applied  to reduce the Cash and Stock  Consideration  due at the  closing.  When
Teton has obtained the necessary approval of its board of directors, Teton shall wire transfer  $322,354.36 to [*] as additional  earnest money, which shall also be applied to reduce the Cash and Stock Consideration due at the closing.  Teton shall use its best efforts to obtain board approval by Monday,  January 10, 2005 but if Teton board  approval is not obtained by Friday,  January 14,  2005,  the additional  earnest money shall not be paid and the Transaction shall terminate, without any Party having any further  liability or  responsibility  to any other
Party. If the Teton board approval is timely obtained,  Teton shall,  subject to possible  adjustment as provided below,  pay to [*] at closing the remaining sum of $[*] in  value,  $[*] of which  will be in  unregistered,  restricted  common stock,  with  the  remaining  cash  portion  of the  consideration  paid by wire transfer of  immediately  available  funds.  In order to determine the number of shares to be issued to [*], each Teton common share shall conclusively be deemed to have a value of $1.75  per  share,  regardless  of the  market  price of such shares at closing or any  fluctuations  in value between the date hereof and the closing.  For each share issued under this  agreement a one-half  warrant with a strike price of $1.75 will be issued.  The warrants  will be for a term of three years.

     2.  Assignment  of the  Leases.  At  Closing,  [*]  will  deliver  to Teton assignments and bills of sale, with a special  warranty of title by, through and under [*], covering all of [*]'s right,  title and interest in and to the Leases and any  wells  located  on the lands  covered  by the  Leases  or lands  pooled therewith, together with all easements, equipment and other ancillary rights and property  associated  with these  Leases and  wells,  reserving  to [*] the ORRI described in Paragraph 4 below.  In addition to these  assignments  and bills of sale,  [*] will deliver to Teton copies or originals of all land,  technical and other data,  files and records in their  possession or their control relating to the  Leases  and to all  lands in the AMI,  as  defined  in  Paragraph  6 below, including  without  limitation the Petra data set, Power Point  Presentation and other technical data subject to licensing agreements.

     3. Title and Environmental  Matters.  The Parties  acknowledge that [*] has not developed  all of the Leases and that title  opinions have not been rendered on the Leases.  Teton  shall have until  March 31, 2005 to examine  title to the
Leases and the environmental  condition of the lands covered thereby and deliver to [*] a title  defect  letter.  Teton  will  use its best  efforts  to keep [*]
informed as to any title  defects on an ongoing  basis.  [*] will have the right for thirty  days after the  notice of a defect to cure  title  into  Teton.  [*]
represents  that there are [*] net mineral acres  included in the Leases without any significant  environmental problems, but Teton's sole remedy for a breach of this  representation  shall be a  reduction  of the Cash  Consideration  due [*]
attributable  to the net mineral  acres not owned by [*] or not in  satisfactory
environmental   condition.  As  evidence  of  the  breach,  Teton  must  provide affirmative  written  evidence that [*]'s title to the Leases in question or the environmental  condition of the lands  covered  thereby is defective to a degree that a reasonably  prudent  operator in the [*] would not drill (or, in the case of environmental condition,  acquire) such Lease until appropriate curative work had been performed. The Parties agree that the value of such acreage is $[*] per net mineral acre.  If it is  determined  that [*] owns more than [*] net mineral acres, then Teton's  acquisition of that acreage will be addressed as Additional
Leases under  Paragraph 5, below.  If it is  determined  that [*] owns less than
138,063 net acres with acceptable title and acceptable  environmental condition, then this Transaction shall terminate and the $322,354.36 of additional  earnest money shall be refunded by [*] to Teton.

     4. [*] ORRI. In the assignment of the Leases to Teton,  [*] shall retain an
ORRI (subject to  proportionate  reduction) equal to 5.0% on any Leases in which
[*] currently  owns an 87.5% NRI. The ORRI reserved on all other leases owned by
[*] will be the difference  between existing burdens and 20%,  although [*] will never  reserve an ORRI  larger  than 5.0% and will never  deliver a NRI to Teton less than 80%. The Parties intend that the overall delivered project NRI will be approximately  82.4% to Teton.  All ORRI  reservations  will  contain  customary extension  and  renewal  language.  The  ORRI  so  reserved  will be free of all production costs through the wellhead,  but will bear its proportionate share of all costs incurred after the wellhead and all taxes in a industry  standard arms length sale.

     5. Pending Acreage. [*] is currently seeking leases covering  approximately
[*] net acres,  as identified  in Exhibit B to this Letter.  No later than March
31, 2005,  [*] will provide  Teton with copies of all such leases that have been obtained and that have been recorded in the concerned real property records (the
"Additional Leases"). Teton agrees to pay [*] [*] per net acre in cash and stock in the same  proportions  as the  payments  under  Paragraph 1 for up to [*] net acres covered by the Additional  Leases.  Any acreage in excess of [*] net acres will be handled under the provisions of Paragraph 6 below.

     6. Area of Mutual Interest.  The Parties hereby establish an Area of Mutual
Interest  (the  "AMI")  consisting  of the lands shown on Exhibit C. The Parties hereby agree that, if [*] acquires leases or rights to acquire leases within the
AMI through  December  31,  2007 (a period  which may  hereafter  be extended by unanimous agreement of the Parties),  [*] and their successors and assigns shall offer such leases or rights to Teton, its successors and assigns, for a purchase price  equal  to 110%  of the  actual  cash  amount  paid by [*] to the  lessor, assignor of farmor.  If Teton  elects to acquire such  interest or right,  or if
Teton  itself  obtains  such a lease or right from a source  other than [*], [*]
will be allowed to reserve (or will be granted) an overriding  royalty  interest
(subject to proportionate  reduction) equal to 50% of the difference between the net revenue interest delivered to [*] and an 80% net revenue interest,  although the retained ORRI shall never exceed 2.50%, as illustrated below:

            Total Burdens          Teton NRI         [*] ORRI

            0.1250                  0.85000           0.02500
            0.1875                  0.80625           0.00625
            0.2000                  0.80000           0.00000

Teton shall use its best efforts in future acquisitions within the AMI to obtain a NRI so that [*] receives some ORRI under the above formula.

     7.  Mineral  Interests.  For a period  of two  years  from the date of this
Letter of Intent  [*] and Teton  each may  purchase  for their own  account  any mineral, royalty or overriding royalty interest in the AMI, but, if either Party does so, it will offer half of the  interest  so  acquired to the other Party in exchange for that Party's  payment of half of the actual  purchase price. If [*]
acquires an unleased  mineral  interest within the AMI, [*] and their successors and assigns  agree to lease their share of such mineral  interest to Teton,  its successors  and  assigns,  on a  mutually  acceptable  lease form with a minimum
81.25%  net  revenue  interest  and  a  five-year  primary  term,  with  paid-up consideration of $[*] per net mineral acre.

     8. Teton  Approval.  Teton's  executive  management  team has  approved the
Transaction, but Teton's board of directors still must approve the Transaction.

     9. Data  Transfer.  After the  closing,  Teton  shall  furnish  [*], at the request of [*] and subject to reimbursement of actual copying costs, one legible copy of any and all well or lease data,  which shall include but not necessarily be limited to the  following:  application  for permit to drill,  survey  plats, drilling reports,  completion  reports,  test reports,  well logs,  plugging and abandoning  reports,  and  drilling  and division  order title  opinions.  Teton further  agrees to furnish [*], again at the request of [*] and again subject to the  reimbursement  of actual  copying  costs, a complete data set on all linear seismic and 3-D seismic.  All such data,  information  and reports  shall,  when requested,  be mailed in a timely  manner to [*]. [*] will keep all  information strictly  confidential until made public. [*] will not own a license to any data transferred  and will have no rights to sell,  show to others or  otherwise  use data except for its own internal purposes.

     10. Timing. Closing of the Transaction shall occur in Teton's Denver office at 10 a.m.  on Friday,  April 15,  2005,  or such other place and time as may be agreed by all Parties.

     11. Rentals and Obligations. From January 1, 2005 until April 15, 2006, [*]
shall make all rental payments necessary to keep the Leases in effect,  although
Teton  shall  promptly  reimburse  [*] all  rental  amounts  so paid.  The lease assignments delivered at closing will contain customary  reassignment clauses if
Teton elects not to pay delay rentals thereafter.

     12.  Confidentiality  Of  Information;  Inside  Information.  After  timely returning  a signed  copy of this  Letter to  Teton,  [*]  shall  advise  anyone inquiring  about the  Leases  that the  Leases  are under  contract  and are not available  for sale or  discussion.  In no event will [*] identify  Teton as the buyer or disclose any other  information  concerning this Letter or the terms of the Transaction  until Teton has publicly  disclosed such  information and, even after Teton's public  disclosure,  [*] will disclose no  information  other than that  contained in Teton's  public  disclosure.  [*] agrees to maintain,  and to require its  representatives to maintain,  the confidentiality of all non-public information concerning Teton, the Letter and this Transaction.  [*] acknowledges that Teton is subject to the reporting  requirements of the Securities  Exchange
Act of 1934 and that its common stock is traded  publicly.  [*] recognizes  that applicable securities laws impose significant restrictions concerning the use or disclosure of the non-public information in general and in buying or selling, or discussing with others the possibility of buying or selling, Teton securities by persons who have access to  information  concerning  Teton that is not generally available to members of the general public.

     If the terms and conditions set forth above meet with your approval, please execute this letter in the space  provided below and return a signed copy of the letter to Karl F. Arleth by fax on  303-542-1817  no later than 5:00 p.m. MDT on
December  17, 2004.  Immediately  following  receipt of such letter,  Teton will deliver its $25,000  corporate check to [*] in accordance with Paragraph 1 above and this letter shall thereupon  conclusively be deemed a binding contract among the Parties,  enforceable in accordance  with its terms. If a signed copy of the letter is not timely returned by [*], the offer contained  herein will be deemed withdrawn and of no further force or effect.

Sincerely,

TETON PETROLEUM COMPANY

----------------------------------
Karl F. Arleth, President

[*]                                       [*]

By: _________________________             By: _________________________
       [*]                                            [*]

Exhibit A:  [*]
Exhibit B:  [*]
Exhibit C:  [*]

[*] Confidential Inforamtion has been
omitted pursuant to a request for confidential
treatment and filed seapartely with the
Commission